Exhibit 2.2

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

Section 253B Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NORTHERN WAY RESOURCES, INC., a Nevada Corporation

INTO

NORTHERN WAY RESOURCES, INC., a Delaware Corporation

Northern Way Resources, Inc., a corporation organized and existing under the laws of the State of Nevada

DOES HEREBY CERTIFY:

FIRST:            That it was organized pursuant to the provisions of the General Corporation Law of the State of Nevada, on the 1st day of February, 2005.

SECOND:       That it owns 100% of the outstanding shares of the capital stock of Northern Way Resources, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as “Northern-DE”), on the 12th day of January, 2006.

THIRD:          That its Board of Directors by Unanimous Written Consent dated the 12th day of January, 2006, determined to merge the corporation into said Northern-DE , and did adopt the following resolutions:

RESOLVED, that this corporation, Northern Way Resources, Inc., merges itself into Northern-DE, which corporation Northern-DE, assumes all of the obligations of Northern Way Resources, Inc.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of Northern Way Resources, Inc. shall receive one (1) share of the common stock of Northern-DE in exchange for each share of common stock of Northern Way Resources, Inc. and shall have no further claims of any kind or nature; and all of the common stock of Northern-DE held by Northern Way Resources, Inc. shall be surrendered and canceled.

FOURTH:           That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, Northern Way Resources, Inc., by written consent in lieu of a meeting of the stockholders.

FIFTH:             That the name of the surviving corporation shall be Northern Way Reswources, Inc., which shall be amended to  Neurotech Pharmaceuticals, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 12th day of January, 2006.

By:	/s/ Keith Andrews
Authorized Officer

Name:	Keith Andrews
Print or Type

Title:	President and Chief Executive Officer

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